Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

BARRIER THERAPEUTICS, INC.

at

$4.15 Net Per Share

by

BENGAL ACQUISITION INC.,

a wholly-owned subsidiary of

STIEFEL LABORATORIES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 4, 2008, UNLESS THE OFFER IS EXTENDED.

July 8, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by Bengal Acquisition Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Stiefel Laboratories, Inc., a Delaware corporation (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Barrier Therapeutics, Inc., a Delaware corporation (“Barrier”), at a price of $4.15 per Share (the “Offer Price”), net to the seller in cash, without interest thereon, subject to reduction for (i) any dividends or other distributions declared thereon between June 23, 2008 and such time as the initial acceptance for payment by Purchaser of any validly tendered and not properly withdrawn Shares pursuant to the Offer (the “Acceptance Time”) and (ii) any applicable federal back-up withholding or other taxes payable by such seller, if any, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), enclosed herewith.

Please furnish copies of the enclosed materials to each of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are the following documents:

1.  Offer to Purchase, dated July 8, 2008;

2.  Letter of Transmittal to be used by stockholders of Barrier in accepting the Offer and tendering Shares;

3.  Notice of Guaranteed Delivery;

4.  Barrier’s Solicitation/Recommendation Statement on Schedule 14D-9;

5.  A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.  Return envelope addressed to the Depositary (as defined below).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 23, 2008, by and among Barrier, Parent and Purchaser (the “Merger Agreement”), and pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Barrier and Barrier will be the surviving corporation and will become a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Purchaser (including Shares received in the Offer) or Barrier (as treasury stock or otherwise) or any of their respective directly or indirectly wholly-owned subsidiaries (other than Shares held in a fiduciary capacity on behalf of the third parties) and (ii) each Share outstanding immediately prior to the Effective Time that is held by a stockholder who (a) has not voted in favor of the adoption of the Merger Agreement or the Merger or otherwise consented in writing thereto; (b) has submitted a timely demand for appraisal; (c) continues to hold their Shares through the Effective Time; (d) otherwise complies with the applicable statutory procedures to be entitled to demand appraisal rights under Delaware law; and (e) has properly demanded appraisal rights with respect to the Merger and have not otherwise withdrawn or lost their rights to demand appraisal rights under Section 262 of the Delaware General Corporation Law) will, by virtue of the Merger and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon, subject to reduction for (x) any dividends or other distributions declared thereon between June 23, 2008 and the Effective Time and (y) any applicable federal back-up withholding or other taxes payable by such holder, if any, upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in “The Offer — Section 11. Purpose of the Offer and Plans for Barrier; Merger Agreement and Other Matters” of the Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the total number of all outstanding securities entitled generally to vote in the election of directors of Barrier on a fully diluted basis, after giving effect to the exercise or conversion of all vested options, rights and securities exercisable or convertible into such voting securities (the “Minimum Tender Condition”) and (b) the waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated. The Offer is also subject to certain other conditions. See “The Offer — Section 13. Conditions of the Offer” in the Offer to Purchase.

Parent and Purchaser expressly reserve the right from time to time, subject to certain conditions, to waive any of the conditions to the Offer or increase the Offer Price, or to make any other changes in the terms and conditions of the Offer. Pursuant to the Merger Agreement, without the prior written consent of Barrier, neither Purchaser nor Parent will (i) decrease the Offer Price or change the form of consideration payable in the Offer; (ii) decrease the number of Shares sought to be purchased in the Offer; (iii) amend or waive satisfaction of the Minimum Tender Condition; (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth in the Merger Agreement; (v) add to, amend or modify the conditions to the Offer set forth in the Merger Agreement in any manner that is adverse to the holders of the Shares; or (vi) undertake any extension of the Offer not specifically provided for or contemplated in the Merger Agreement.

The board of directors of Barrier duly (i) determined that it is in the best interests of Barrier and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement, including the Offer, the Merger and the Top-Up Option (as defined in the Offer to Purchase) and the issuance of Shares upon the exercise of the Top-Up Option and the other transactions contemplated thereby, and (iii) resolved to recommend that the stockholders of Barrier accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by law to consummate the Merger, vote their Shares in favor of the adoption and approval of the Merger Agreement.

Accordingly, the board of directors of Barrier recommends that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by American Stock Transfer & Trust Company (the “Depositary”) of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and

(iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when share certificates are actually received by the Depositary or book-entry confirmations with respect to Shares are actually received by DTC and when the Letter of Transmittal and other required materials, properly executed and completed, as applicable, are received by the Depositary.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price thereof with the Depositary, which will act as agent for tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any other state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

In order to tender Shares pursuant to the Offer holders must deliver (i) certificates representing the tendered Shares or provide confirmation of the book-entry transfer of such Shares into the Depositary’s account at the DTC, (ii) a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message and (iii) any other documents required by the Letter of Transmittal. All such items must be timely received by the Depositary on or before the Expiration Date.

If holders of Shares wish to tender their Shares but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, August 4, 2008, unless the Offer is extended.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

Mellon Investor Services LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, PURCHASER, BARRIER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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